EXHIBIT 23.1



                      [Coopers & Lybrand L.L.P. Letterhead]


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this registration statement on Form S-3 (File No. 33-31408) of our reports dated September 10, 1996 on our audits of the consolidated financial statements and financial statement schedule of The Carbide/Graphite Group, Inc. and Subsidiaries (the Company) as of July 31, 1996 and 1995 and for each of the three years in the period ended July 31, 1996, which report is incorporated by reference or included in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1996. We also consent to the reference to our firm under the caption "Experts".


                                         /s/ Coopers & Lybrand L.L.P.

Pittsburgh, Pennsylvania
November 19, 1996